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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Central Pacific Financial Corp.:

        We consent to the use of our report dated January 30, 2004, with respect to the consolidated balance sheets of Central Pacific Financial Corp. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated by reference in Amendment No. 1 to the Registration Statement on Form S-3 of Central Pacific Financial Corp. and to the reference to our firm under the heading "Experts" in the prospectus.

                      /s/ KPMG LLP

Honolulu, Hawaii
February 24, 2005

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Consent of Independent Registered Public Accounting Firm